Exhibit 99



                                                               December 15, 1980
                                                        Amended January 12, 1981
                                                         Amended August 12, 1982
                                                       Amended November 28, 1988
                                                       Amended December 23, 1996
                                                            Amended May 27, 1997

                             THE YORK WATER COMPANY
                         EMPLOYEE'S STOCK PURCHASE PLAN

1.       PURPOSE OF THE PLAN

The purpose of the Employees' Stock Purchase Plan (the "Plan") is to provide an opportunity for eligible employees of The York Water Company (the "Company") to obtain an ownership interest in the Company through purchases of common stock by payroll deductions. During the period when the Plan is in effect, the Company will sell to the Employees' Stock Purchase Plan the necessary shares for distribution to the participating employees from the Company's authorized but previously unissued shares. Pursuant to the Plan, 90,000 shares of the Company's Common Stock, no par value, are reserved for issuance thereunder.

2.       TERM OF THE PLAN

The operation of this Plan shall commence on the date fixed by the Company and shall be automatically renewed from year to year unless terminated by action of the Board of Directors. If less than five employees elect to participate or the participation drops to less than five employees, the Plan may be terminated.

3.       CUSTODIAN

The Company shall be the Custodian for the Plan unless the Company shall in its discretion select a bank or other similar type institution or organization to be the Custodian. The duties of the Custodian shall be performed in a reasonable manner, but the Custodian shall not be personally responsible for any errors in judgment or performance which are not the result of willful misconduct or gross negligence.

4.       ADMINISTRATION OF THE PLAN

Except to the extent that responsibilities may be delegated to and assumed by a Custodian other than the Company, the Board of Directors of the Company shall appoint an administrator (the "Administrator") annually to oversee the Plan's operation. The Administrator's term shall be one year, to be renewed at the discretion of the Board of Directors. The Board of Directors may remove the Administrator during his or her term, if appropriate. On May 5, 1997, the Board of Directors appointed Bruce C. McIntosh, Human Resources Director, to this position. His address is:

                                Bruce C. McIntosh
                             The York Water Company
                             130 East Market Street
                                 P.O. Box 15089
                                 York, PA 17405
                               Phone: 717-845-3601

The Company's Human Resources Director shall receive no additional compensation for serving as Administrator of the Plan.




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5.       ELIGIBILITY REQUIREMENTS

Any full-time employee of the Company who has been a full-time employee continuously for six calendar months shall be eligible to participate in the Plan. An eligible employee may join the Plan at the beginning of any quarter commencing on January 1, April 1, July 1 or October 1, provided that the employee has submitted to the Administrator a properly completed and executed Stock Purchase and Payroll Deduction Agreement (the "Purchase Agreement") by the last regular Company working day of the preceding month. (If less than five employees elect to participate or the participation drops to less than five after the Plan is established, the Plan may be terminated.)

6.       STOCK PURCHASE AND PAYROLL DEDUCTION AGREEMENT

Each eligible employee wishing to purchase common stock of the Company pursuant to the Plan shall complete and execute a Purchase Agreement.

An eligible employee may specify as the dollar deduction from his or her gross compensation any dollar amount up to 10% of the periodic straight time earnings or gross salary, such dollar amount to be deducted from each salary check as designated by the employee; provided, however, that each payroll deduction shall be a whole dollar amount, and further provided that the minimum amount that may be deducted is $2. Any employee participating in the Plan may increase or decrease the dollar amount to be deducted from his or her compensation as of January 1, April 1, July 1, October 1 of any year for which the Plan is in effect by submitting a revised Purchase Agreement by the last regular Company working day of the preceding month. Any employee participating in the Plan may reduce his or her contribution at any time in case of a financial emergency or other reasonable necessity, but not below the $2 minimum amount without becoming subject to the provisions of Section 13. Purchase Agreements may be obtained from the Administrator.

7.       PAYROLL DEDUCTIONS

In accordance with each participating employee's Purchase Agreement, payroll deductions shall be made from each of the employee's paychecks commencing with the first pay after January 1, April 1, July 1 and October 1.
Paychecks are issued as follows:

         (a)      Once per week for all employees as except noted below.

         (b) Once per month for all officers who are not regular full-time employees of the Company.

The Company shall remit to an interest bearing savings account the amounts deducted from the paychecks issued on any date within 10 days after such date.

8.       CONTRIBUTIONS

An employee participating in the Plan may make an additional lump sum contribution, provided that the maximum dollar amount in Section 6 above is not exceeded.

9.       STOCK PURCHASE ACCOUNTS

The Administrator shall establish and maintain a stock purchase account in the name of each participating employee. Each amount deducted from a participating employee's paycheck shall be credited to such employee's stock purchase account. The effective date of each credit to any employee's account shall be the date on which the employee is issued his or her paycheck from which the deduction is made, without regard to the date on which the check is actually received. Interest will be paid on any amounts in any stock purchase accounts at the then current rate paid by the institution holding the account. The interest will be prorated to each employee's account as of the first day of each calendar quarter. At the end of each calendar quarter that the Plan is in effect, the Company shall prepare and transmit to the Administrator the aggregate amount in each individual account. The funds credited to


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participants' stock purchase accounts will then be used by the Administrator to purchase from the Company the stock to be distributed. No fees, commissions or other charges shall be deducted from the participants' accounts.

10.      ALLOCATION OF SHARES

On January 15, April 15, July 15 and October 15 each employee will have allocated to his or her account a number of shares of Company common stock determined by dividing the amount of cash in the account at the end of the previous calendar quarter by the price of the shares for such quarter (as defined in Section 11). The employee's account will be debited for the price of said shares.

Shares which have been allocated to the account of a participating employee shall remain in the custody of the Company as Custodian until distributed to the employee. Share certificates will be distributed to employees as provided in
Section 12.

All dividends and other distributions and all voting rights with respect to shares which have been allocated to the account of a participating employee but not yet distributed to the employee shall belong to and be vested in such employee, except that, at the written request of the employee, such dividends, distributions and voting rights may belong to and be vested in him or her jointly with another person or persons, or in the name or names of any other person or persons, jointly or severally.

11.      DETERMINATION OF PRICE OF SHARES

For purposes of making the allocation of shares described in Section 10, the price of shares of Company common stock purchased from the Company for the Employees' Stock Purchase Plan will be ninety-five percent (95%) of the fair market value. Such fair market value as determined by the Board of Directors of the Company will equal the average of the mean between the highest bid and the lowest asked prices for the Company's common shares as quoted in the York, Pennsylvania, daily newspapers for each of the last five trading days preceding March 31, June 30, September 30 and December 31 of each year that the Plan is in effect. If such bid and asked prices are not available, the purchase price will be determined by the Company on the latest available market quotations or on such other basis as the Company shall deem lawful and appropriate; provided, however, that in the event the York, Pennsylvania, daily newspapers shall omit either a bid price or an asked price on any applicable trading day preceding the above dates, for purposes of calculation of the fair market value the unstated asked price on each such day shall be considered to be $2.00 above the stated bid price, and the unstated bid price shall be $2.00 less than the stated asked price.

12.      DISTRIBUTION OF SHARES

A certificate for shares shall be issued and delivered to a participating employee as soon as practicable after the Administrator's receipt of a written request from such employee, subject, however, to all periods when the stock transfer books of the Company may be closed. Such shares shall be registered in the name of the participating employee except that, at the written request of the employee, they may be registered jointly in his or her name and the name of another person or persons or in the name or names of any other person or persons, jointly or severally. However, all shares allocated to the participating employee must be registered in one stock account only and may not be divided into more than one stock account.

13.      WITHDRAWAL FROM THE PLAN

Any participating employee who, for any reason, ceases to be a full-time employee of the Company shall be deemed to have withdrawn from the Plan as of the first day of the following quarter. In addition, any other participating employee may voluntarily withdraw from the Plan as of the first day of any calendar quarter by written termination of the Purchase Agreement by the last regular Company working day of the preceding quarter. An Employees' Stock Purchase Plan Withdrawal Request ("Withdrawal Request") may be obtained from the Administrator. An employee who has voluntarily withdrawn from the Plan may not thereafter rejoin the Plan until the expiration of 12


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calendar months from the date of the withdrawal. Any employee who withdraws from the Plan because of an emergency situation will not have to wait the 12 months to rejoin.

Upon withdrawal from the Plan, an employee, subject to any allocation of shares to his or her nominee or nominees (as referred to in Sections 10 and 12 hereof), shall be entitled to receive any shares held by the Company as Custodian which have been allocated or credited to the employee's account, and such employee shall receive the sum of the amount of any payroll deductions in the account and any unallocated interest or dividends paid into the account which have not been applied to the purchase of a share. Stock allocated or credited and the sum of any such payroll deductions and unallocated interest or dividends will be paid only at the end of the quarter, except if the employee withdraws because of an emergency situation, in which case the payroll deductions would be refunded as soon as possible.

14.      EXPENSES

The charges of a Custodian other than the Company and all costs of maintaining records and executing transfers will be borne by the Company.

15.      STATEMENT OF ACCOUNT

As soon as practicable after January 15, April 15, July 15 and October 15 of each year that the Plan is in effect, subject, however, to all periods when the stock transfer books of the Company may be closed, the Company as Custodian shall distribute to each participating employee a quarter-annual statement of his or her account. The statement shall set forth as of the end of each calendar quarter during the year (i) the total number of shares allocated to the participating employee's account which is in the custody of the Custodian; (ii) the amount in the account at the beginning of the quarter and the amount of employee contributions for the quarter; (iii) dividend and interest income allocated to said employee's account; (iv) the amount debited to the account for the purchase of shares, the number of shares purchased for the account for the quarter and the purchase price; and (v) all other pertinent data relating to such account.

16.      GOVERNMENT REGULATIONS

The Plan and the transactions with respect to the Company's common stock pursuant thereto are subject to all applicable rules and regulations of state and federal law as may from time to time be effective and to such approval of governmental agencies as may be required.

17.      TERMINATION OR AMENDMENT OF THE PLAN

The Company may terminate or amend the Plan effective as of the first day of any quarter provided that no such termination or amendment shall impair the rights of any participating employee under the Plan, or nominee or nominees of such employee, to receive any shares which have been allocated or credited to or for his or her account, and each such employee shall receive the amount of any payroll deductions and any prorated interest or dividends which should properly be credited to his or her account but which have not been applied to the purchase of shares. Upon termination of the Plan, in the event of any cash or shares remaining in the possession of the Custodian after satisfaction of all of the rights of participating employees, the same shall belong to the Company.

TAX INFORMATION

In General. The Plan is not intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), nor is it intended that the Plan constitute a qualified pension, profit-sharing or stock bonus plan under Section 401(a) of the Code. The principal federal income tax consequences of the Plan under the Code as currently in effect are outlined below. It is advisable for participating employees to obtain competent professional advice regarding the precise tax consequences of participation in the Plan.


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Purchase of Shares. When Shares are purchased by the Custodian with the funds available in a participating employee's stock purchase account, the participating employee must report on his or her federal tax return for that year ordinary income in an amount equal to the five percent (5%) discount on the Shares purchased by the Custodian. Such amount will be reported on his or her IRS Form W-2 as compensation and will be subject to income tax withholding. In addition, the purchase price of the Shares plus the five percent (5%) discount amount will be considered the participating employee's tax basis of the Shares to be used when determining the gain or loss on a later transfer or sale of the Shares.

Earnings on Stock Purchase Account. The participating employee must report the amount of earnings credited to his or her stock purchase account as taxable income in the year in which that interest is accrued. The Company will report to each participant the amount of interest earned yearly on an IRS Form 1099 and may require certain other information from each participant to insure that there need be no federal income tax withholding on the interest earned.

Other Tax Matters. Each participant's income tax liability is his or her responsibility. This description of the federal income tax consequences of the Plan is only a summary and does not purport to be a full and complete description. No attempt has been made to address federal gift tax and federal estate tax consequences or state and local tax consequences which may be applicable with respect to the Plan. Where necessary, the participating employee should seek competent tax advice.


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                             THE YORK WATER COMPANY
                         EMPLOYEES' STOCK PURCHASE PLAN

                 STOCK PURCHASE AND PAYROLL DEDUCTION AGREEMENT

1. PAYROLL DEDUCTION AND PURCHASE OF STOCK. The Company is hereby authorized to deduct from the employee's salary or paycheck __________ dollars on the following basis. Each such dollar amount shall be deducted from one or more salary or paychecks as designated below; provided, however, that each payroll deduction shall be a whole dollar amount, and further provided that the minimum amount that may be deducted is $2.00. Such payroll deductions shall continue to be made until the employee executes a revised Purchase Agreement, the employee withdraws from the Plan or the Plan terminates. Each payroll deduction shall be credited to the employee's stock purchase account and shall be used to purchase common stock from The York Water Company pursuant to The York Water Company Employees' Stock Purchase Plan.

2. OWNERSHIP OF STOCK. All dividends and other distributions and all voting rights with respect to shares which have been allocated to the employee's account but not yet distributed to such employee or to his or her nominee or nominees shall belong to and be vested in such employee or his or her nominee or nominees, and upon distribution such shares shall be registered accordingly. At the employee's written request, such dividends, distributions and voting rights may belong to and be vested in the employee jointly with another person or persons or in the name or names of any other person or persons, jointly or severally, and such shares shall then be registered accordingly.

3. RIGHTS UNDER THE PLAN. The employee acknowledges receipt of a copy of the Description relating to the Plan dated May 27, 1997. The rights under this Purchase Agreement shall be governed by The York Water Company Employees' Stock Purchase Plan as set forth in full in the Description.

4. ORIGINAL DESIGNATION. The employee hereby designates the following as the name/names in which all shares due such employee under the provisions of this Plan shall be registered, and such designation shall remain in full force and effect until changed by the employee in writing (only one such designation may be made):


________________________________________________________________________________

                               (Exact name/names)


Social Security Number _____________________________________


Address ________________________________________________________________________

        ________________________________________________________________________



|_|      Deduct each pay period
                                             THE YORK WATER COMPANY

____________________________                 By:  ______________________________
Employee's Signature                              Administrator
Date                                              Date


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                             THE YORK WATER COMPANY
                         EMPLOYEES' STOCK PURCHASE PLAN

                               WITHDRAWAL REQUEST


TO:               Administrator

FROM:             _____________________________

SUBJECT:          / /       Voluntary

                                        Withdrawal request from The York Water
                                        Company Employees' Stock Purchase Plan

                  / /       Emergency

It is requested that payroll withholdings no longer be deducted as noted above, effective _______________________________________________________ .


If this is a voluntary withdrawal I understand I may not rejoin the Plan until the expiration of 12 calendar months.

If this is an emergency withdrawal, I understand I do not have to wait the 12 calendar months to rejoin.


_________________________________________/ _____________________________________
                Signature                                  Date


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